Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lumentum Holdings Inc. of our report dated September 2, 2016 relating to the consolidated financial statements and financial statement schedule, which appears in Lumentum Holdings Inc.’s Annual Report on Form 10-K for the year ended June 30, 2018.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 19, 2018